AGREEMENT

This Agreement (the "Agreement"), is made and entered into effective as of August 31, 2007 (the "Effective Date"), by and between Eden Energy Corp., a Nevada corporation, and its wholly owned subsidiary Eden Energy Colorado LLC ("EECL"), hereinafter referred to together as "Eden", with principal offices at 200 Burrard Street, Suite 1680, Vancouver, British Columbia V6C 3L6 Canada, and Starlight Oil & Gas LLC, a Colorado limited liability company, ("SOGL") and Starlight Operating Company, Inc., a Colorado corporation, ("SOCI") with offices at 1520 West Canal Court, Suite 130, Littleton, CO 80120, hereinafter referred to together as "Starlight."

RECITALS

WHEREAS, SOGL entered into that certain Drilling and Development Agreement with EnCana Oil & Gas (U.S.A), Inc., dated May 1, 2006, as amended, (the "Drilling and Development Agreement") and,

WHEREAS, SOGL entered into that certain Participation Agreement with Eden dated September 1, 2006, (the "Participation Agreement") and,

WHEREAS, certain disputes have arisen between Starlight and Eden with respect to the objects of those Agreements and it is the desire of the Parties to settle those disputes;

NOW THEREFORE, for and in consideration of the promises and convenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which being hereby confesses, the Parties agree as follows:

1. Within 5 days after the complete execution of this Agreement Eden shall withdraw its demand for arbitration signed by its representative on August 13, 2007, with prejudice, each party to bear its own costs and attorney's fees.

2. Subject to the rights and obligations set forth herein, this Agreement is intended to be a full and final settlement of all disputes, known or unknown, among and between Eden and Starlight arising out of or with respect to the Drilling and Development Agreement, the Participation Agreement and the operations of the Starlight Love Federal 17-21 and 17-42 Wells and the 2007 permitting program. Eden agrees to make no further claims against Starlight, and hereby releases Starlight from, any and all (1) obligations with regard to the operations of the Starlight Love Federal 17-21 and 17-42 Wells and the 2007 permitting program, including but not limited to, the completions of these wells and the drilling of any future wells per the terms of the Drilling and Development Agreement and the Participation Agreement; and (2) claims that were asserted in Eden's demand for arbitration.

3. Effective August 31, 2007, SOGL shall assign to EECL all of its right, title and interest in and to the Drilling and Development Agreement with EnCana Oil & Gas (U.S.A), Inc., dated May 1, 2006, as amended. SOGL shall immediately notify EnCana of the assignment to Eden of the Drilling and Development Agreement following its execution and delivery. Said assignment shall be on the form of Assignment, Bill of Sale and Conveyance, attached hereto as Exhibit A, reference to which being hereby made for all purposes.

4. Effective August 31, 2007, SOGL shall assign to EECL all of its right, title and interest in and to the Participation Agreement with Eden dated September 1, 2006. Said assignment shall be on the form of Assignment, Bill of Sale and Conveyance, attached hereto as Exhibit A, reference to which being hereby made for all purposes.

5. Effective August 31, 2007, SOCI hereby resigns as Operator pursuant to the terms and conditions of the Starlight Joint Operating Agreement dated April 15, 2006.

6. Effective August 31, 2007, Eden shall assume all duties, obligations, risks, and liabilities of whatsoever nature related to the Drilling and Development Agreement, the Participation Agreement and properties being assigned to Eden pursuant to this Agreement, including, but not limited to, the Promissory Note, attached as Exhibit C to the Drilling and Development Agreement.

7.. Effective August 31, 2007, SOGL will assign to EECL all of its right, title and interest in and to its working interests in the Love Federal 17-21 and 17-42 wells and lands earned thereby. Said assignment shall be on the form of Assignment, Bill of Sale and Conveyance, attached hereto as Exhibit A, reference to which being hereby made for all purposes. SOCI, SOGL and its members shall deliver to Eden within 5 days of the execution of the formal agreement all well, lease, land, permits, contract, ROW, copies of accounting files and any other files directly related to the Ant Hill Prospect. SOCI and SOGL will retain its original accounting files for tax purposes and copies of permits, corporate records, or any files relating to other projects or prospects not related to the Ant Hill Project,

8. The overriding royalty interests created pursuant to the Participation Agreement shall remain in full force and effect and shall be conveyed as follows;

a.	Melange International, LLC	0.5% of 8/8ths
b.	Durango Petroleum Company	0.5% of 8/8ths
c.	Monarch Royalty LLC	0.5% of 8/8ths
d.	Timothy E. Macke	0.5% of 8/8ths
e.	H.J. Kagie	0.5% of 8/8ths
f.	Joseph R. Pope	0.5% of 8/8ths
g.	Brian S. Bentley	0.5% of 8/8ths
h.	Eden Energy Colorado LLC	any remaining override

In the event that the Existing Burdens on any tract are such that when taken together an 80% net revenue interest cannot be retained by Eden then the portion of the override being delivered to Timothy E. Macke, H.J. Kagie, Joseph R. Pope, and Brian S. Bentley shall be

proportionately reduced in order to deliver the 80% net revenue lease. Eden shall continue to make such additional conveyances to the owners of those overriding royalties as may be necessary or convenient to insure the same are accounted for and paid in a timely manner. Royalties will continue to be disbursed directly by EnCana or by the subsequent operator of record for the Ant Hill Unit. Said additional conveyances to the owners of those overriding royalties shall be made, from time to time, on the form of Assignment of Overriding Royalty Interests, attached hereto as Exhibit B, reference to which being hereby made for all purposes.

9. Prior to the execution of this Agreement (the "Closing"), Starlight has provided Eden with an accounting of all cash advanced and payments made by Eden through August 25, 2007, showing an outstanding cash balance of $28,311.11 in Eden's favor. To Starlight's knowledge and belief, no transaction regarding the properties being conveyed pursuant to this Agreement occurred after August 25, 2007 through August 31, 2007, save and except the receipt of Eden Energy Corp's check # 1345, dated August 14, 2007, drawn on H. S. BC Bank Canada, Seattle Washington, in an amount of $357.47 US in payment of the June JIB billing. Said accounting deducted the June JIB amount from the Eden Energy cash balances on hand. At Closing, Starlight shall return check #1345 to Eden. Within two business days following Closing, Starlight shall wire the sum of $28,311.11 US to Eden at a bank and account as directed by Eden at Closing. Any dispute regarding this accounting shall be subject to the terms and conditions of the Starlight Operating Agreement and its attached accounting procedures.

10. The members of SOGL and officers and consultants of SOCI will make themselves available for a period of 90 days following the Closing to assist with any operational issues for which Eden requests their assistance. The members of SOGL and the officers of SOCI shall provide their customary services through their respective businesses, as directed by Eden, at a rate of $150 per hour. Consultants of SOCI shall provide their customary services through their respective businesses, as directed by Eden, at their standard fees.

11. SOGL and its principals agree not to compete for a period of 5 years from August 31, 2007, within the AMI as described in Exhibit F to the Participation Agreement. This Section 11 shall survive Closing, and does not merge with any conveyance.

12. Indemnification:

12.1 Starlight hereby releases Eden, its parents and affiliates and its officers, directors, employees and agents (collectively the "Eden Group"), from, and indemnifies the Eden Group against, any claims, demands, causes of action, liabilities, damages or expenses (including costs of defense) arising out of or relating to claims made against the Eden Group by third parties, which claims arise out of or in connection with Starlight's acts or omissions through August 31, 2007 in connection with the Participation Agreement, the Drilling and Development Agreement and/or the ownership and operation of the properties being assigned to Eden pursuant to this Agreement. This Section 12.1 shall survive Closing, and does not merge with any conveyance.

12.2 Eden hereby releases Starlight, its parents and affiliates and its officers, directors, employees and agents (collectively the "the Starlight Group")"), from, and indemnifies

the Starlight Group against, any claims, demands, causes of action, liabilities, damages or expenses (including costs of defense) arising out of or relating to claims made against the Starlight Group by third parties, which claims arise out of or in connection with Eden's acts or omissions after August 31, 2007 in connection with the Participation Agreement, the Drilling and Development Agreement and/or the ownership and operation of the properties being assigned to Eden pursuant to this Agreement. This Section 12.2 shall survive Closing, and does not merge with any conveyance.

13. MISCELLANEOUS PROVISIONS:

13.1. **Further Assurances**. The parties agree that each shall use its reasonable efforts to take or cause to be taken all such actions that may be necessary to consummate and make effective the transaction contemplated by this Agreement, including, after the assignments of the Drilling and Development Agreement and Participation Agreement from Starlight to Eden have been executed, delivered and accepted, Starlight cooperating in such actions as are necessary for Eden to obtain the release of its Irrevocable Letter of Credit.

13.2 **Notices.** All notices, demands, and other communications required or permitted under this Agreement shall be in writing and delivered by facsimile transmission, air express service, or registered or certified mail. All notices, demands, and other communications by a party under this Agreement shall be effective when received by the other party. Either party may change the address and/or person to which notices, demands, and other communications are to be sent upon written notice to the other parties. Notices shall be sent to:

To Starlight:

Starlight Oil & Gas LLC
7345 South Pierce Street, Suite 110
Littleton, CO 80123-4592
Attn: Brian Bentley
Telephone No. 303/832-8830
Facsimile No. 720/922-3129

To Eden:

Eden Energy Corp (or Eden Energy Colorado LLC)
518 17th Street, Suite 970
Denver, CO 80202

Attn: Larry B. Kellison
Telephone No. 303-623-1440
Facsimile No. 303-571-4304

13.3. **Entire Agreement**. This Agreement, the documents to be executed hereunder, and the Exhibits attached hereto constitute the entire agreement between the parties as to the subject hereof, superseding all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

13.4. **Expenses.** Each party hereto shall be solely responsible for expenses incurred by it in connection with this Agreement and shall not be entitled to reimbursement by the other party.

13.5. **Sales Taxes and Recording Fees.** Eden shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on the grant of an interest pursuant to this Agreement. Eden shall indemnify and hold Starlight harmless with respect to the payment of any of those taxes including any interest or penalties assessed thereon.

13.6. **Governing Law.** This Agreement and all assignments and other instruments executed in accordance with it or the execution hereof shall be governed by and interpreted according to the laws of the State of Colorado. Forum and venue shall be exclusively in Denver, Colorado.

13.7. **Waiver.** No waiver of any of the provisions of the Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.8. **Captions; Definition of "Including", Defined Terms.** The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The term "including" or "includes", as used herein, shall mean "including, without limitation," and "includes, without limitation." Any terms used in this Agreement that were defined terms in the Drilling and Development Agreement or the Participation Agreement shall retain the definition set forth in those prior Agreements.

13.9. **Assignment.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns and legal representatives.

13.10. **Execution.** This Agreement may be executed in multiple original counterparts, all of which shall together constitute a single agreement and each of which, when executed, shall be binding for all purposes thereof on the executed party, its successors and assigns.

13.11. **Severability.** If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner to either party.

13.12 **Survival.** Certain paragraphs in this Agreement, including Sections 11 and 12 are stated to survive Closing, and do not merge with any conveyance. The covenants, conditions and other provisions of those paragraphs shall endure and shall run with the land. They shall not be extinguished by the doctrine of merger by deed or any similar doctrine and no waiver, release, or forbearance of the application of the provisions of those paragraphs in any given circumstances shall operate as a waiver, release or forbearance of the provisions of

the paragraphs as to any other circumstance.

13.13. **Not to be Construed Against Drafter.** The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including expressly but without limitation the waivers and indemnities contained in this Agreement. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

13.14. **No Third-Party Beneficiaries.** This Agreement is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

WITNESS THE EXECUTION HEREOF:

STARLIGHT OIL & GAS LLC

By: Brian S. Bentley
Its: Manager

STARLIGHT OPERATING COMPANY, INC.
(In its role as Operator pursuant to the Starlight JOA and Ant Hill Unit Operating Agreements)

By: Brian S. Bentley
Its: President

EDEN ENERGY CORP

By: Larry B. Kellison
Its: Chief Operating Officer

EDEN ENERGY COLORADO LLC

By: Larry B. Kellison
Its: Chief Operating Officer

EXHIBIT A
to that
AGREEMENT
Effective August 31, 2007
by and between
EDEN and STARLIGHT

ASSIGNMENT, BILL OF SALE AND CONVEYANCE

This Assignment, Bill of Sale and Conveyance ("Assignment"), effective August 31, 2007 ("Effective Date"). is made between Starlight Oil & Gas LLC, a Colorado limited liability company, with offices at 1520 West Canal Court, Suite 130, Littleton, CO 80120, hereinafter referred to as "Assignor", and Eden Energy Colorado LLC, with principal offices at 200 Burrard Street, Suite 1680, Vancouver, British Columbia V6C 3L6 Canada, hereinafter referred to as "Assignee",

RECITALS

Assignor is the present owner of certain real and personal property interests in Rio Blanco County, Colorado, hereinafter referred to as the "Property".

Assignor is presently a party to certain agreements affecting the Property.

Assignor has agreed to assign, sell and transfer to Assignee all of its right, title and interest in and to the Property and those certain agreements, pursuant to the terms of this Assignment.

NOW THEREFORE, for and in consideration of the sum of One Hundred Dollars ($100.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby SELLS, BARGAINS, GRANTS, TRANSFERS, CONVEYS and ASSIGNS unto Assignee, its successors and assigns, all of Assignor's right, title and interest, including overriding royalty interests and after acquired title, if any, in and to the following:

1. The following described oil and gas lease (the "Lease") insofar as it covers the lands described (the "Lands"), being:

Lessor:	Bureau of Land Management COC-0127535
Lessee:	Maurice J. Melvin
Lease Date:	April 1, 1966
Recorded:	Book 403, Page 582
Description:	Only insofar as said lease covers the following described lands:

Township 2 North, Range 96 West
Section 17: SE/4SW/4, SW/4NW/4,
NW/4SW/4, NE/4NW/4
Rio Blanco County, Colorado,

together with all well and tank battery sites and Starlight's right to use of the surface of said Lands.

a. The wells (the "Wells") specifically described as the Love Federal # 17-21 Well and the Love Federal # 17-42 Well, located on said Lands;

b. All contracts, agreements, and instruments relating to any of the Leases, Lands, or Wells to the extent they relate to the interests covered by the Leases, including, but not limited to, operating agreements, farmin agreements, assignments, gas purchase and sale agreements and other validly existing agreements, whether of record or not (the "Contracts") and specifically including all Assignor's right and obligations with respect to the following agreements:

i. That certain Drilling and Development Agreement by and between Starlight Oil & Gas LLC, as successor in interest to Starlight Corporation, and EnCana Oil & Gas (U.S.A), Inc., dated May 1, 2006, as amended; and,

ii. That certain Participation Agreement by and between Starlight Oil & Gas LLC and Eden Energy Corp dated September 1, 2006.

c. All tenements, appurtenances, permits, licenses, servitudes, easements, surface leases and rights of way of every kind in any way appertaining, belonging, affixed or appurtenant to or used in connection with the ownership or operation of any of the Leases, Lands, or Wells (collectively, the "Easements").

d. All surface facilities and downhole equipment directly used in connection with the operation of the Wells and at the well location on the Effective Date, inclusive of all flowlines, valves, and manifolds located on or between the Wells and the battery locations (collectively, the "Equipment Inventory");

e. All of Assignor's right, title and interest in oil, gas, casinghead gas and related production produced from the net revenue, overriding royalty, production payment or mineral interests covered by the Leases to the extent such production is produced after the Effective Time (collectively, "Production");

f. All files, books, maps, records, data owned or maintained by Assignor which relate to the interests conveyed hereunder, but excluding, however, such items that Assignor is contractually restricted from transferring (collectively, the "Data").

The Leases, Wells, Contracts, Easements, Equipment Inventory, Production, and Data are collectively referred to herein as the "Assets." The right, title, and interest of Assignor in the

Assets conveyed and transferred herein are referred to collectively as the "Property."

2. This Assignment is made and accepted subject to the following:

a. Assignor shall and hereby agrees to warrant title to the Assets by through and under itself, but not otherwise. OTHERWISE, ALL PURCHASED PROPERTY HEREIN DESCRIBED IS ASSIGNED, TRANSFERRED AND ACCEPTED BY ASSIGNEE AS-IS, WHERE-IS, WITHOUT WARRANTY OF ANY NATURE, EITHER EXPRESSED, STATUTORY OR IMPLIED, WHETHER AS TO DESCRIPTION, CONDITION, QUALITY, FITNESS FOR ANY PURPOSE, MERCHANTABILITY, COMPLETENESS, CONFORMITY TO ANY MODEL, SAMPLE OR DESCRIPTION OR OTHERWISE INCLUDING THE ENVIRONMENTAL CONDITION OF THE LANDS AND ASSOCIATED EQUIPMENT AND ASSIGNEE IS AWARE OF AND ACCEPTS SUCH ENVIRONMENTAL CONDITION. ASSIGNEE ACCEPTS SAME ON AN AS-IS, WHERE-IS BASIS, SUBJECT TO ALL OBVIOUS AND LATENT DEFECTS AND ALL RISKS INHERENT IN USING AND OPERATING SAME.

b. Assignor shall be entitled to all credits arising from the ownership and operation of the Purchased Property prior to the Effective Date and shall be responsible for all costs (including but not limited to property taxes), expenses, disbursements, obligations and liabilities attributable to the Purchase Property prior to the Effective Date.

c. Assignee shall be entitled to all credits arising from the ownership and operation of the Purchased Property after the Effective Date and shall be responsible for all costs (including, but not limited to, property taxes), expenses, disbursements, obligations and liabilities attributable to the Purchase Property after the Effective Date.

d. Assignee will assume all risk and liability of whatsoever nature connected with operation of the Purchased Property from and after the Effective Date. Assignee agrees to release, defend, indemnify and hold harmless Assignor, its parent and affiliates and their respective officers, directors, employees and agents, from and against, any and all Claims associated with Asignees's operation of the Property from and after the Effective Date.

e. Assignor and Assignee agree to take all such further action and execute, acknowledge and deliver all such further documents as may reasonably be necessary or useful in carrying out the purposes of this Assignment.

f. This Assignment is subject to that certain Agreement with an Effective Date of August 31, 2007, by and between Assignor and Assignee, reference to which being hereby made for all purposes. In the event of conflict between the conditions of this Assignment and said Agreement, the terms and conditions of said Agreement shall control. Any person having legitimate reasonable cause to know the material terms and conditions of said Agreement is hereby instructed to contact Assignee.

This Assignment shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

EXECUTED on the dates set forth in the acknowledgments below but the Effective Date shall be August 31, 2007 at 12:00 p.m. Mountain Time.

ASSIGNOR:

STARLIGHT OIL & GAS, LLC

By: ______________________
Brian Bentley
Its: Manager

ASSIGNEE:

EDEN ENERGY COLORADO LLC

By: ________________
Larry B. Kellison
Its: Chief Operating Officer

ACKNOWLEDGEMENT

State of Colorado)
) ss.
City and County of Denver)

The foregoing instrument was acknowledged before me on this ___ day of September, 2007, by Brian Bentley, Manager of Starlight Oil & Gas, LLC, a Colorado limited liability company, on behalf of said company.

WITNESS my hand and official seal.

____
Notary Public

My Commission Expires:

State of Colorado)
) ss.

City and County of Denver)

The foregoing instrument was acknowledged before me on this ___ day of September, 2007, by Larry B. Kellison, Chief Operating Officer of Eden Energy Colorado LLC, a Colorado limited liability company, on behalf of said company.

WITNESS my hand and official seal.

____

Notary Public

My Commission Expires:

EXHIBIT B
to that
AGREEMENT
Effective August 31, 2007
by and between
EDEN and STARLIGHT

ASSIGNMENT OF OVERRIDING ROYALTY INTERESTS

WHEREAS, Eden Energy Colorado LLC, hereinafter referred to as "Eden," with principal offices at 200 Burrard Street, Suite 1680, Vancouver, British Columbia V6C 3L6 Canada, as successor in interest to Starlight Corporation, is a party to that certain Drilling and Development Agreement (hereinafter "D&D Agreement") effective May 1, 2006, with EnCana Oil & Gas (USA) Inc., (hereinafter "EnCana") pursuant to which by Drilling the [name of well], Eden has earned an assignment effective ____________ of certain operating rights in and to the oil and gas leases and lands more particularly described as:

1. 85% of EnCana's operating rights in and to the following described lands and leases:
   Lessor: Bureau of Land Management COC- [lease number]
   Lessee:
   Lease Date:
   Recorded:
   Description: Only insofar as said lease covers the following described lands:

   Township 2 North. Range 96 West
   Section
   Rio Blanco County, Colorado; and,

2. 100% of EnCana's operating rights in and to the following described lands and leases:
   Lessor: Bureau of Land Management COC- [lease number]
   Lessee:
   Lease Date:
   Recorded:
   Description: Only insofar as said lease covers the following described lands:

   Township 2 North, Range 96 West
   Section 17: Rio Blanco County, Colorado

subject only to those royalty, overriding royalty or other lease burdens of record in Rio Blanco County or Colorado State Office of the BLM on May 1, 2006 (the "Existing Burdens"), reference to which being hereby made for all purposes (the "Subject Lands" and "Leases"); and,

WHEREAS, Eden Energy Corp., a Nevada corporation, with principal offices at 200 Burrard Street, Suite 1680, Vancouver, British Columbia V6C 3L6 Canada, entered into a Participation Agreement ("Participation Agreement") effective September 1, 2006 with Starlight Oil & Gas LLC; and,

WHEREAS, pursuant to the terms and conditions of the Participation Agreement, all operating rights and interests earned pursuant to the D&D Agreement were to be delivered to Eden with an 80% net revenue interest, providing for an overriding royalty equal to the difference between Existing Burdens and 20%; and,

WHEREAS, the overriding royalty described in the two proceeding recitals, hereinafter the "Starlight Override" is to be assigned to the parties and in the amounts more particularly described below;

NOW THEREFORE, for and in consideration of the covenants recited or contained herein, and other good and valuable consideration, the receipt and sufficiency of which being hereby confessed, Eden does hereby grant, sell transfer and assign unto the parties set forth below in the proportions stated herein an overriding royalty in and to all oil, gas and other hydrocarbons produced, saved and marketed from the Leases and the Subject Lands that are hereinafter earned pursuant to the D&D Agreement equal to the difference between Existing Burdens and 20% (the "Starlight Override"). The Starlight Override being owned as follows:

Melange International, LLC:	0.5% of 8/8ths
Durango Petroleum Company:	0.5% of 8/8ths
Monarch Royalty LLC:	0.5% of 8/8ths
Timothy E. Macke:	0.5% of 8/8ths
H. J. Kagie:	0.5% of 8/8ths
Joseph R. Pope:	0.5% of 8/8ths
Brian S. Bentley:	0.5% of 8/8ths
Eden Energy Colorado LLC	Any remaining Starlight Override

In the event that the Existing Burdens on any tract are such that when taken together with the Starlight Override an 80% net revenue interest cannot be delivered to Eden, then the portion of the Starlight Override being delivered to Timothy E. Macke, H. J. Kagie, Joseph R. Pope and Brian S. Bentley with respect to that tract shall be proportionately reduced in order to deliver the 80% net revenue interest.

Any portion of the Starlight Override owned by Eden Energy Colorado LLC shall be deemed a separate and distinct interest and shall not merge with Eden Energy Colorado LLC's operating rights and interests.

Insofar as the operating rights and interests earned by Eden, the Starlight Override shall not be construed as a Subsequently Created Interest as that term is defined by any of the operating agreements attached and referenced by the D&D Agreement or the Participation Agreement.

The Starlight Override is subject to the terms and conditions of the D&D Agreement, including, but not limited to the Ant Hill Unit Agreement, provided however, it shall not be committed to the Ant Hill Unit.

The Starlight Override will be proportionately reduced in the proportion that the working interests or operating rights earned by Eden relate to the whole 100% working interest or operating rights of the lands earned. The Starlight Override shall be applicable to any renewal or extension of the oil and gas leases on the lands earned, or any new oil and gas lease taken within one year of the expiration of an existing oil and gas lease. For Federal or State acreage a new lease is one taken at the first sale at which all or any portion of the acreage of the prior oil and gas lease is offered, provided one of the parties hereto nominates the expired acreage for leasing within one year of its expiration. The Starlight Override will be free of costs of drilling, completion and operating costs, but shall bear its proportionate share of any compression, dehydrating, transportation, processing and marketing costs conducted by any party other than Eden. Eden may pool, communitize or unitize the Starlight Override.

This Assignment of Overriding Royalty Interest is a confirming assignment of that Assignment of Overriding Royalty Interest dated Effective September 1, 2006, recorded Friday September 29, 2006, Reg # 286385 of the Starlight Override to the parties set forth above which more particularly describes the specific portions of the Subject Lands and Leases so earned. This assignment is in duplicate of and not in addition to the Assignment of Overriding Royalty Interest dated Effective September 1, 2006, recorded Friday September 29, 2006, Reg # 286385.

The conveyance herein made and the provisions and covenants contained herein shall attach to and run with the Leases and the Subject Lands herein referred to and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, devisees, legatees, successors or assigns.

EXECUTED effective ____________[enter effective date of assignment of OR from EnCana to Eden].

EDEN ENERGY COLORADO LLC

____

By: Larry B. Kellison
Its: Chief Operating Officer

ACKNOWLEDGMENT

STATE OF COLORADO
} ss
CITY AND COUNTY OF DENVER

Before me the undersigned Notary Public in and for the said State, personally appeared Larry B. Kellison, who acknowledged before me that he is the Chief Operating Officer of Eden Energy

Colorado LLC. and that he signed the foregoing Assignment as his free and voluntary act and deed for the purposes and consideration therein expressed in the capacity stated, and as the act and deed of said company.

In witness whereof I have hereunto set my hand and seal this ____day of________, A.D. 200_.
My commission expires____________________.

____

Please return document to: